ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-211520

Dated June 14, 2016

A M E D I C A®

rethink what's possible®

Amedica Corporation (NASDAQ:AMDA)
Corporate Presentation | June 2016



Free Writing Prospectus

Amedica Corporation ("Amedica", "we", "our", "us", or the "Company") is providing this presentation, which highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement, including the risk factors described therein, and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter or dealer participating in the offering will arrange to send you the prospectus and/or any supplements thereto if you contact Ladenburg Thalmann & Co. Inc., Attention: Prospectus Department, 570 Lexington Ave New York, NY, 10022 email: prospectus@ladenburg.com.

Forward Looking Statements

This presentation contains forward-looking information that is based on beliefs and assumptions of Amedica's management and on information currently available to us. These forward-looking statement involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the "Risk Factors" section of the Registration Statement on Form S-1 of Amedica Corporation, filed with the SEC on June 8, 2016. All statements, other than statements of historical facts, included in this presentation regarding our strategy, products, future operations, projected expenses, products' placements, performance and acceptance, prospects, plans, management's objectives, and the growth of the overall market for our products in general and certain products in particular are forward looking statements.

These forward-looking statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause Amedica's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not rely on forward-looking statements as predictions of future events. We are unable to give any assurances concerning actual future revenues or that the properties of any of our product candidates will be sufficient to support U.S. Food and Drug Administration or other regulatory clearance or approval. Amedica is providing the information in this presentation as of this date and does not undertake to update any forward-looking information contained in this presentation as a result of new information, future events or otherwise.



Transaction Overview

Issuer:	▪ Amedica Corporation
Exchange:	▪ NASDAQ: AMDA
Offering Size:	▪ $11.5 million
Securities Offered:	▪ Common Stock
Use of Proceeds:	▪ Continue to build sales, marketing and distribution capabilities ▪ Clinical development of pipeline products ▪ General Corporate Purposes ▪ Redeem senior convertible note held by MG Partners II ▪ Redeem subordinated convertible promissory note held by Riverside Merchant Partners, LLC ▪ To support debt service under existing senior secured credit facility with Hercules Technology Group
Joint Book-runners:	▪ Ladenburg Thalmann & Co. Inc. ▪ Maxim Group LLC

About Us

Biomaterial	Silicon nitride (Si_3N_4) is an advanced ceramic	• Proven bone growth and anti-infective properties • Superior imaging, strength, and wear resistance
Hybrid Commercial Strategy	Traditional distribution with private label and OEM partnerships	• Growth through expanded surgeon and distribution relationships • Validates Si_3N_4 benefits AND penetrates market w/ improved operating margins
Broad Product Portfolio	Interbody fusion devices and Metals business with pull-through effect of Si_3N_4	• >25,000 Si_3N_4 spinal fusion devices implanted • Metals business includes facet and pedicle screw systems
Manufacturing	In-house manufacturing and Kyocera as secondary supplier	• Only FDA & CE cleared Si_3N_4 medical device manufacturing facility • Quick in-house prototyping and development • Kyocera partnership allows for improved margins & rapid expansion
Seasoned Management	Surgery, science, manufacturing, & product development expertise	• Superb people behind the product



Upcoming Milestones

2016 Milestones

- Further reductions in operational cash burn
- Final determination by FDA for composite silicon nitride fusion device
- Report 12-month SNAP clinical data
- Sign four additional OEM or private label agreements
- Continue robust scientific publication strategy
- Additional product launches
  - Next generation of silicon nitride
  - New pedicle screw system
  - Expanded lateral lumbar implant sizes

Silicon Nitride: The Ideal Biomaterial

	Silicon Nitride	Plastic	Allograft	Metals
Antibacterial	✓	✗	✗	✗
Bone Growth	✓	✗	✓	✗
Imaging Capability	✓	~	✓	✗
Strength, Hardness, Fracture Resistance	✓	✗	✗	✓
Bio Compatible	✓	✗	✓	~

Silicon nitride **actively participates** in the patient healing process



Anti-Infective & Osteopromotive



Limited Bone Growth
Bacteria

	Silicon Nitride	PEEK	Titanium
Bacteria growth after implant			
On implant	**0%**	95%	67%
Growth *in situ*	**0%**	88%	21%
Bone growth in presence of bacteria			
On implant	**23%**	5%	9%
Growth *in situ*	**41%**	21%	26%

In vivo Wistar Rat Calvarial Study: Histology at 3 months after implantation with inoculation S. epidermis

AMEDICA®
NASDAQ:AMDA

Material Surface Topography Makes the Difference



Si_3N_4
Roughened Titanium
PEEK

Silicon nitride has **superior surface area** for an optimal bone friendly environment

Case Study[1] - Silicon Nitride Encourages Bone Fusion

Details

- 58-year-old male
- Silicon nitride cervical implant C3-C4
- Length of implantation: 10 months
- Revision due to anatomical change requiring cervical plate removal



Histology

- Mature, healthy, viable bone throughout the graft hole area
- Good connectivity between vertebrae
- **Appositional bone index of 19.1%** compared to 1.3% typical for PEEK[2]



C
B
D
100µm

[1] R. Bloebaum, University of Utah BJRL Report, AS 86/13, (2013).
[2] Sinclair, Sarina K., et al. "Host bone response to polyetheretherketone versus porous tantalum implants for cervical spinal fusion in a goat model." Spine 37.10 (2012): E571-E580.

Case Study[1] - Silicon Nitride vs. PEEK in Same Patient


Heavy Density
Light Density
Si_3N_4
PEEK

Despite PEEK's 3-year head start, silicon nitride experiences **denser bone growth**

[1]Muhanna, Nabil, MD, "A Retrospective Radiographic Review of PEEK and Silicon Nitride Spinal Implants in the Same Patient"



AMEDICA®
NASDAQ:AMDA

Easier to see…


PEEK
Silicon Nitride

Silicon nitride provides **greater visibility** allowing for accurate device placement and post-op fusion detection

Strength & Reliability from Crack Resistance

Zirconia & Alumina	Silicon Nitride



Brittle Crack Path	Fracture Resistant

Superior burst strength and fracture toughness vs. zirconia & alumina

[1]B.S. Bal, M.N. Rahaman / Acta Biomaterialia 8 (2012) 2889–2898



Proprietary Silicon Nitride Types



Solid: As-Fired and Polished

As-fired promotes bone growth
Polished used for articulating applications



Porous: Cancellous (*CsC*)

Biologic substitute allowing for bone in-growth



Composite: Cortical-Cancellous

Synthetic bone for a variety of medical applications



Composite: Articular-Bone Ingrowth

Joint arthroplasty/resurfacing applications



Sizable Spine Interbody Device Market


$0.3 Billion
$1.6 Billion
Europe
U.S.

Source: iData Research Inc., 2014

- Sizable and growing market as surgeons look to replace PEEK
- Weaknesses of existing materials provide market share opportunities

Valeo™ Interbody Spinal Fusion Devices





Full Line of FDA-cleared Si_3N_4 Products

- Cervical
- Lumbar
  - Anterior
  - Posterior
  - Oblique
  - Transforaminal
  - Lateral
- Corpectomy

Enhanced 2nd Generation Features

- Universal threaded instrumentation
- More implant sizes and approaches
- Improved safety & ease of use



Innovative Product Pipeline Key to Future Growth

Pipeline Products

- Composite cervical spinal fusion device
- Lateral lumbar product line expansion
- 2nd generation Si_3N_4
- Modular & cannulated pedicle screw system
- 3D printed Si_3N_4
- All-porous Si_3N_4 interbody
- Stand alone cervical interbody
- Si_3N_4 coatings on metals
- Brazing of Si_3N_4



Product Pipeline: Composite Spinal Fusion Device



Pending FDA 510(k) Clearance

- Disruptive technology offering silicon nitride benefits
  - Super hydrophilic; orthobiologic alternative
  - Avoids possible use of cadaveric or autograft bone
  - Additional applications outside of spine

Silicon Nitride Statistically Equivalent to Industry Gold Standard

- Blinded, randomized clinical trial comparing Si_3N_4 to PEEK filled with autograft
- Statistically equivalent clinical improvement and fusion rates
- 24-month data submitted to FDA for anticipated composite device clearance



Product Pipeline: Next Generation of Silicon Nitride



0 8 16 24
(μm)
max height
24.1 μm
500
250
0.0
0.0 μm 250 500 711

1st Generation Si_3N_4



0 150 300 450
(μm)
max height
411.9 μm
500
250
0.0
0.0 μm 250 500 711

2nd Generation Si_3N_4

Exposing osteoblast-like Saos-2 cells* to biomaterial surfaces in an *in vitro* experiment demonstrates modulation of hydroxyapatite production rate

Osteoconductivity increased 190% over current silicon nitride composition

Pezzotti *et al*, "Silicon Nitride: A Synthetic Mineral for Vertebrate Biology," submitted to *Scientific Reports*

*Apatite deposition: 5×10^5 cell/mL, DMEM medium w/ 50μg/mL ascorbic acid, 10mM β-glycerol phosphate, 100nM dexamethasone, 10% FBS, 7 day incubation

AMEDICA®
NASDAQ:AMDA

Product Pipeline: Porous Fusion Device



Scanning Electron Microscope
2.5 mm
Time = 0
12 Weeks
24 Weeks

In-vivo Ovine Medial Femoral Condyle Study



Bone In-growth = >3mm

Bone In-growth = 5.5mm

Product Pipeline: New Pedicle Screw System

- Modular
  - Can be implanted without the head – ability to distract of screws
  - Lends well to MIS system
- Tension head
  - Screw head is adjustable and will hold a specific angle or position
- Triple lead
  - Cortical trajectory approach
  - Aggressive option for those not using power
- Cannulated
  - Navigation and MIS friendly



Product Pipeline: Dental Implants

- Signed joint development agreement
  - Biomechanical and material testing to be completed in Q3 2016
- JDA to provide additional basis for FDA clearance process
- Recent peer-reviewed publication shows silicon nitride holds promise as a therapeutic aid for treating severe gum disease





Damage to DNA/RNA structures
Degradation of membrane lipids
Degradation of membrane proteins
Damage to external polysaccharides
Surface reactions involving silanols, their active sites, and N compounds including peroxynitrite
Silicon nitride
Silanol
Ammonia
Superoxide radical
Superoxide
Peroxynitrite

Langmuir, **2016**, *32* (12), pp 3024–3035



AMEDICA®
NASDAQ:AMDA

Product Pipeline: Hip & Knee Replacement

- No corrosion; no metal ion release
- Articulating and bone growth properties on a single device
- Additional testing[1] of the femoral head to further validate:
  - Reduced oxidization of poly surfaces
  - Superior burst strength and fracture toughness
  - Resistance to corrosion and fretting
  - Superior wear

Solid



Composite



[1] Femoral head testing to be done in partnership with Kyocera, Kyoto University and the University of Nebraska

Intellectual Property



60 patents issued

- 49 U.S.
- 11 International

30 patent applications

- 19 U.S.
- 11 International

Unique Manufacturing Technique

- 30,000 sq. ft. manufacturing facility in Salt Lake City, UT
  - Only FDA & CE cleared Si_3N_4 medical device manufacturing facility
  - Vertically integrated for rapid prototyping and development
  - Dedicated R&D and Product Development laboratories
- Production of powder and green compact preparation
- **Ability to manufacture complex designs and shapes**
- Rigorous quality control process for each implant



Silicon Nitride

Manufacturing Process


Powder
Press
Mill
Furnace
Implants

Hybrid Sales Strategy

AMDA Spine

- Generate sales through independent domestic distributors
- Future growth through additional distributors & surgeons, while introducing new & innovative products
- Updating pedicle screw system to on-board additional new surgeons

Private Label

- Sell Amedica products with partner's logo and through their channels
- Near-term sales w/ limited selling expense and no CapEx
- Validates Si_3N_4 benefits **AND** penetrates market faster

OEM

- Convert existing partner's metal or plastic device to Si_3N_4
- Prototype, testing and FDA clearance in-house
- Longer-term revenue impact w/ limited additional spend
- Enhance body of scientific data to position Si_3N_4 as the standard of care



Key Partnerships

Current Partnerships

- Spinal Kinetics
  - First private label and OEM partner
- Weigao Orthopedics
  - 10 year exclusive distribution agreement with largest orthopedic company in China
  - 6 years of minimum purchase requirements totaling 225,000 units (~10x total unit sales to-date)
  - Finalizing CFDA clearance submission strategy
- Kyocera
  - Secondary supplier source – Vancouver, WA

Potential Partnerships

- Other Global Spine Partners
  - Assessing regulatory clearance path with several potential partners in Japan, Taiwan and Australia
- Key Arthroplasty Discussions
  - Current material testing agreements lead to clearer path toward additional OEM partners
- Non-medical Applications

Business Highlights



2015

- Reduced principal debt balances from $24.5 million to approx. $18.0 million
- Received clearance for 1st generation S_3N_4 device and instrumentation in Brazil
- Signed four Private Label/OEM partnerships
- Entered the dental market with joint development agreement

2016 Year-to-date

- Improved Q1 operational cash burn by 51%
- Signed an exclusive silicon nitride distribution agreement with the largest Chinese orthopedic company
- Completed debt exchange agreement and further reduced debt by 32% to $12.1 million
- Met in-person with the FDA regarding the Company's composite silicon nitride fusion device
- Became first to 3D print silicon nitride ceramic for medical applications
- Featured unique silicon nitride attributes in several key industry events and publications
- Launched Valeo II™ silicon nitride cervical interbody fusion system
- Signed additional material testing agreements with key orthopedic, dental and other companies
- Announced collaboration on biologically enhanced spinal fusion devices

Operating Contribution Margin by Department

Before overhead allocation

	COGS	Commission	S&M	Contribution
Existing Business	 25%	 40%	 25%	 10%
Private Label/ OEM	 60%	0%	0%	 40%

AMEDICA
NASDAQ:AMDA

Financial Summary

• Q1 2016 results:

- Total revenue of $4.2 million
- Gross margins increased to 79% from 68% year-over-year
- Operating expenses decreased by 20% year-over-year
- Operational cash burn decreased by $1.5 million or 51% year-over-year

• 2015 results

- Total revenue of $19.5 million
- Cash used in operations down $5.5 million or 38% year-over-year
- Principal debt balances reduced from $24.5 million to $18.0 million

Capitalization Table

Common Shares Outstanding (as of 6-6-16)	13,306,000
Warrants Outstanding	807,000
Unit Option	38,000
Options Outstanding (as of 3-31-16)	122,000
# Shares for Convertible Note (if converted at 6-6-16)	489,000
Total Potentially Dilutive Securities	1,456,000
Total Shares & Potentially Dilutive Securities	14,762,000

Hercules Term Loan	$10,600,000
Magna Term Loan	$800,000
Convertible Note	$700,000
Total Debt Outstanding (as of 6-6-16)	**$12,100,000**

Thank You

Nasdaq: AMDA

Investor Relations
Mike Houston
IR@amedica.com
801-839-3534